Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

NVIDIA Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(2)	51,500,000(3)	$156.11(2)	$8,039,665,000	$0.0000927	$745,276.95
Total Offering Amounts					$8,039,665,000		$745,276.95
Total Fee Offsets							$—
Net Fee Due							$745,276.95

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock (the “Common Stock”) that become issuable under the underlying plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)    Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $156.11 per share of Common Stock, the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on August 30, 2022.

(3)    Represents additional shares of the Common Stock reserved for issuance under the Amended and Restated 2007 Equity Incentive Plan of the Registrant.